As filed with the Securities and Exchange Commission on April 17, 1998
                            Registration No. 33-33307


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               PRIME BANCORP, INC.
             (Exact name of registrant as specified in its charter)



              Pennsylvania                             23-2860688
         (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)           Identification Number)

                             7111 Valley Green Road
                       Fort Washington, Pennsylvania 19034
                                 (215) 836-2400
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

              Prime Bancorp, Inc. 1989 Incentive Stock Option Plan as Supplemented and Restated Effective April 19, 1995

                   Prime Bancorp, Inc. Retirement Savings Plan
                            (Full title of each Plan)

                                 James J. Lynch
                      President and Chief Executive Officer
                             7111 Valley Green Road
                       Fort Washington, Pennsylvania 19034
                                 (215) 836-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                                   Copies to:

                           David F. Scranton, Esquire
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000
                           --------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed maximum     Proposed maximum
 Title of securities to be registered(1)       Amount to be      offering price per   aggregate offering          Amount of
                                              registered(2)            Share(3)            price(3)           registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share       300,000 shares        $39.75               $11,925,000              $3,517.88
-----------------------------------------------------------------------------------------------------------------------------------


(1) Previous Registration Statements have registered shares of Prime Bancorp, Inc. common stock ("Common Stock") offered under the Prime Bancorp, Inc. Retirement Savings Plan, as amended (the "Plan"), as well as interests in the Plan itself. This Registration Statement is being filed to register additional shares of Common Stock that may be purchased under the Plan with employee and employer contributions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) The amount of shares registered hereunder is based upon an estimate of the number of shares of Common Stock to be issued pursuant to the Plan. In addition, pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h), and based on the last sale price of the Common Stock of $39.75 as reported on the NASDAQ National Market System on April 9, 1998.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement on Form S-8. Such documents and the documents incorporated by reference in this registration statement on Form S-8 pursuant to Item 3 of Part II hereof, as described below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").


                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     As used in this Registration Statement, unless the context otherwise requires, the term the "Company" means Prime Bancorp, Inc., a Pennsylvania corporation, and its subsidiaries.

Introduction

     This Post-Effective Amendment No. 3 is being filed solely with regard to the Company's Retirement Savings Plan, as amended (the "Plan"), to (i) amend and restate the Plan effective January 1, 1998 and (ii) register an additional 300,000 shares of the common stock of the Company, $1.00 par value per share ("Common Stock") to be offered pursuant to the Plan. This filing does not relate to, nor amends any provisions of, the Company's 1989 Stock Option Plan as supplemented and restated effective April 19, 1995.

     The Plan is being amended and restated in connection with the appointment of Delaware Charter Guarantee & Trust Company as the Trustee for the Plan. Also, additional shares of the Common Stock are being registered to permit the participation of new employees of the Company resulting from the mergers (the "Mergers") of Prime Bancorp, Inc., a Delaware corporation ("Prime Delaware") and First Sterling Bancorp, Inc., a Pennsylvania corporation ("First Sterling") with and into the Company. The Company is the surviving corporation as a result of the Mergers and is the successor to Prime Delaware and First Sterling. Also, following the Mergers the Company assumed all obligations of Prime Delaware under the Plan and the former employees of First Sterling who are now employees of the Company or one of its subsidiaries are eligible to participate in the Plan.

Item 3.  Incorporation of Documents by Reference.

     The following documents, previously filed by the Company or the Plan with the Securities and Exchange Commission ("Commission"), are, as of their respective dates, hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (b) the Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1996, as amended;

     (c) all other reports filed by the Company or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports referred to above; and

     (d) the description of the Common Stock contained in the Company's S-4 Registration Statement (No. 33-13741) dated October 8, 1996, as amended by Amendment No. 1 filed October 31, 1996.

     All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable

Item 6.  Indemnification of Directors and Officers.

     All statements contained in the following summary are qualified in their entirety by the laws of Pennsylvania and reference is made to those laws for a complete statement of their provisions. Certain provisions of the Pennsylvania Business Corporation Law ("PBCL") are made applicable only to "registered corporations," which is defined to include corporations that have a class or series of shares entitled to vote generally in the election of directors of a corporation, which shares are registered with the Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company is a "registered corporation."

     The PBCL permits a corporation's articles of incorporation or bylaws to limit a director's exposure to monetary liability for breach of fiduciary duty. Under the PBCL, a corporation, by the vote of its shareholders, has the power to absolve its directors from monetary liability for actions taken or omissions, unless (i) the director breached or failed to perform his or her duties under the PBCL, and (ii) the breach or failure constitutes self-dealing, willful misconduct, or recklessness. In addition, a director under Pennsylvania law will remain personally liable pursuant to any criminal statute or for the payments of taxes. The Bylaws of the Company contain this protection of directors.

     The Bylaws of the Company provide for indemnification of the directors and officers consistent with Pennsylvania law. The PBCL permits a corporation to indemnify any person involved in a third party action by reason of his being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any derivative action), if such person acted in good faith and reasonably believed that his actions were in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Furthermore, the PBCL provides that a corporation may advance expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification.

     In general, no indemnification for expenses in derivative actions is permitted under the PBCL in situations in which the person has been adjudged liable to the corporation, unless a court finds him entitled to such indemnification. If, however, the person has been successful in defending a third party or derivative action, indemnification for expenses incurred is mandatory under the PBCL.

     The statutory provisions for indemnification are non-exclusive with respect to any other rights, such as contractual rights and under a bylaw or vote of shareholders or disinterested directors, to which a person seeking indemnification may be entitled. Pennsylvania law expressly permits such contractual or other rights to provide for indemnification against judgments and settlements paid in a derivative or other action unless a court determines that the act or omission giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Bylaws of the Company do not contain such a provision.

     The Company has obtained directors' and officers' liability insurance. There can be no assurance, however, that the Company will be able to maintain such insurance on reasonable terms.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the "IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under
Section 401 of the Internal Revenue Code of 1986, as amended.

     Exhibits:

     4.1 Articles of Incorporation of Prime Bancorp, Inc. - Incorporated herein by reference to Exhibit 3.1 of Registration Statement #333-13741.
     4.2 Bylaws - Incorporated by reference to Exhibit 3.2 of Registration Statement #333-13741.
     4.3 Prime Bancorp, Inc. Retirement Savings Plan, as amended and restated effective January 1, 1998.
     23.1  Consent of KPMG Peat Marwick LLP.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant Prime Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Washington, Commonwealth of Pennsylvania, on March 31, 1998.

                                           PRIME BANCORP, INC.



                                           By: \s\ James J. Lynch
                                               ------------------------
                                               James J. Lynch, President and
                                               Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                                          Title                             Dates
----                                          -----                             -----
\s\ Erwin T. Straw                    Chairman of the Board of Directors     March 31, 1998
----------------------------------
Erwin T. Straw

\s\ James J. Lynch                    Director, President and                March 31, 1998
----------------------------------    Chief Executive Officer
James J. Lynch

\s\ Frederick G. Betz                 Director                               March 31, 1998
----------------------------------
Frederick G. Betz

\s\ Joseph A. Fluehr, III             Director                               March 31, 1998
----------------------------------
Joseph A. Fluehr, III

                                      Director
----------------------------------
Ernest Larenz

                                      Director
----------------------------------
David H. Platt

\s\ William J. Cunningham             Director                               March 31, 1998
----------------------------------
William J. Cunningham

\s\ Joseph G. Markmann                Director                               March 31, 1998
----------------------------------
Joseph G. Markmann

\s\ Arthur L. Powell                  Director                               March 31, 1998
----------------------------------
Arthur L. Powell

\s\ Roy T. Peraino                    Director                               March 31, 1998
----------------------------------
Roy T. Peraino

\s\ Robert A. Fox                     Director                               March 31, 1998
----------------------------------
Robert A. Fox


                                                     -4-



\s\ Arthur J. Kania                   Director                               March 31, 1998
----------------------------------
Arthur J. Kania

\s\ James E. Kelly, Jr.               Chief Financial Officer                March 31, 1998
----------------------------------
James E. Kelly, Jr.



         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Washington, Commonwealth of Pennsylvania, on March 31, 1998.



                           PRIME BANCORP, INC. RETIREMENT SAVINGS PLAN

                           By:  Prime Bancorp, Inc. as Plan Administrator



                           /s/ James J. Lynch
                           --------------------------------------------
                           James J. Lynch, President and Chief Executive Officer



                                  EXHIBIT INDEX


Exhibits:

4.1 Articles of Incorporation of Prime Bancorp, Inc. - Incorporated herein by reference to Exhibit 3.1 of Registration Statement #333-13741.

4.2 Bylaws - Incorporated by reference to Exhibit 3.2 of Registration Statement #333-13741.

4.3 Prime Bancorp, Inc. Retirement Savings Plan, as amended and restated effective January 1, 1998.

23.1     Consent of KPMG Peat Marwick LLP.

-----------------------

                                       -5-